Exhibit 10.1

FIRST AMENDMENT TO WESTAFF EMPLOYMENT CONTRACT

The Employment Contract dated February 20, 2001, by and between Westaff (USA), Inc. (“Westaff”) and John P. Sanders, as amended by the Addendum to Employment Contract dated January 2, 2002, is hereby amended, on April 21, 2006, as follows:

1.      POSITION. Effective March 24, 2006, you will be employed as Senior Vice President and Chief Financial Officer of Westaff, Inc. (as well as all of its domestic subsidiaries.)  You will also serve as Treasurer of Westaff, Inc. and its domestic subsidiaries.

2.      SALARY. Effective March 24, 2006, your salary will be at the annual rate of Two Hundred and Forty Thousand and 00/100 Dollars ($240,000) per annum, subject to required withholding.

3.      INCENTIVE BONUS COMPENSATION. In addition to your salary, you will be eligible for incentive bonus compensation as determined in the sole discretion of the Compensation Committee of the Westaff, Inc. Board of Directors. The exact amount of your bonus will be based upon your satisfaction of objective factors and performance criteria established by the Compensation Committee and will be provided to you in writing.

4.      PERQUISITES. Commencing on March 24, 2006, and for a period of six (6) months, you shall be reimbursed for your reasonable travel expenses for one round trip per week to your residence in Phoenix, Arizona.

5.      ENTIRE AGREEMENT. This Agreement, the Employment Contract, the Addendum, together with your Stock Option Agreements, the Confidential Information and Invention Agreement, the Indemnification Agreement, and the Key Employee Transition Compensation Plan set forth the entire understanding of you, the Company and Westaff with respect to the subject matter hereof and supersedes all prior agreements, memoranda, discussion and understandings of any kind.

All other terms and conditions of the above-referenced Employment Contract shall remain in full force and effect unless otherwise amended herein.

EMPLOYEE:

/s/ John P. Sanders
John P. Sanders

WESTAFF

By:	/s/ Patricia M. Newman
Patricia M. Newman, Chief Executive Officer